Exhibit B-73

                                                    AGREEMENT OF
                                                 LIMITED PARTNERSHIP
                                        OF SOUTH CAROLINA COALTECH NO. 1 L.P.


         This Agreement of Limited Partnership (this "Agreement") of SOUTH CAROLINA COALTECH NO. 1 L.P., a Delaware limited partnership (the "Partnership"), is made and entered into as of April 7, 2000, by and between COALTECH LLC, an Illinois limited liability company, as the general partner (the "General Partner"), and USA COAL LP, an Illinois limited partnership ("AJG"), which is an affiliate of AJG Financial Services, Inc., a Delaware corporation ("AJGFS") and SOUTH CAROLINA ELECTRIC & GAS COMPANY, a South Carolina corporation ("SCE&G"), on behalf of itself and as agent for South Carolina Generating Company, Inc., a South Carolina corporation ("GENCO"), as limited partners (the "Limited Partners").

                                                  R E C I T A L S:
                                                  ---------------

         The parties desire to form the Partnership as a Delaware limited partnership for the purposes and on the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                                      ARTICLE 1

                                           DEFINITIONS AND INTERPRETATION

         1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
                  -----------

         Act. The Delaware Revised Uniform Limited Partnership Act, as in effect from time to time.
         ---

146




         Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner's Capital Account, as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) crediting thereto (A) that portion of any deficit Capital Account balance that such Partner is required to restore under the terms of this Agreement, (B) the amount of such Partner's share of Minimum Gain, including any "partner nonrecourse debt minimum gain" (as defined in Treasury Regulations Section 1.704-2(i)), and (C) the amount of Partnership liabilities allocated to such Partner under Section 752 of the Code with respect to which such Partner bears the economic risk of loss (as defined in Treasury Regulations Section 1.752-2(a)), to the extent such liabilities do not constitute "partner nonrecourse debt" under Treasury Regulations Section 1.752-2 and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         Affiliate. (a) Any Person directly or indirectly owning, controlling or holding the power to vote 10% or more of the outstanding voting securities of an identified other Person; (b) any Person 10% or more of whose voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (d) any officer, director or partner of such other Person; and (e) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

         Binder Purchase Agreement. Any agreement entered into by the Partnership and a vendor or vendors, by which the Partnership shall have the right to purchase binding materials used in the production of Synfuel.

         Business Day. Any day other than a Saturday, Sunday or federal government holiday, or other day on which banks in the State of Illinois or South Carolina are authorized or required by law to close.

         Capital Account. The capital account maintained for each Partner pursuant to Section 6.4.
         ---------------

         Coal Feedstock. Any and all coal, fine coal derived particles, coal dust and other coal products.
         --------------

         Code. The Internal Revenue Code of 1986, as amended from time to time or any replacement or successor law.
         ----

         Environmental Law. The Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42
         ------------------
U.S.C.ss.9061 et seq., The Hazardous Materials Transportation Act, 49 U.S.C.ss. 1801 et seq., The Resource Conservation and
Recovery Act, 42 U.S.C.ss.6901 et seq., The Toxic Substance Control Act of 1976, as amended, 15 U.S.C.ss.2601 et seq., The Clean amended, The Clean Air Act, 42 U.S.C.ss.7401 et seq., and all other present nd future applicable state, federal, and local environmental statutes, ordinances, rules, permit conditions and regulations which regulate, impose liability or standards of conduct with respect to environmental, health or safety issues, and any amendments to any of the foregoing.

         Equipment.  The equipment identified in Exhibit B.
         ---------

         General Partner. Coaltech LLC, an Illinois limited liability company, or any Person who becomes a substitute or additional general partner of the Partnership pursuant to the terms of this Agreement and applicable law, or, where the context so requires, any successor General Partner(s) acting pursuant to the provisions of this Agreement.

         Gross Cash Receipts. With respect to any period, the amount of all cash funds received by the Partnership from all sources.

         Limited Partners. AJG, SCE&G and each Person who may become a substituted limited partner of the Partnership pursuant to the provisions hereof and applicable law.

         Minimum Gain. As such term is defined in Treasury Regulation Section 1.704-2(d), which shall generally mean the amount by which the nonrecourse liabilities secured by any assets of the Partnership exceed the adjusted tax basis of such assets as of the date of determination. A Partner's share of Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Treasury Regulation Section 1.704-2(g).

         Net Cash Flow. With respect to any period, the amount by which the Gross Cash Receipts in such period exceed the sum of the following: (a) all principal and interest and other required payments on all indebtedness of the Partnership (including any loans from Partners or their Affiliates); (b) all cash expenditures (including expenditures for capital improvements) made in such period incident to the operation of the Partnership business; and (c) amounts contributed to cash reserves as authorized by the applicable annual budget, net of amounts released from such reserves. Net Cash Flow shall not include amounts associated with the dissolution and termination of the Partnership.

         Operations and Maintenance Agreement. The Operations and Maintenance Agreement to be entered into by the Partnership and any Person regarding the operation of the Project, as in effect from time to time, and any additional or subsequent agreement between the Partnership and any other Person regarding the operation of the Project.

         Participating Percentage. For each Partner, the percentage set forth opposite such Partner's name below:
         ------------------------

                  Partner                            Participating Percentage

                  General Partner                              .01%
                  AJG                                        59.99%
                  SCE&G                                         40%

         Partner or Partners. Unless the context in which the term is used requires otherwise, the term shall include the General Partner and the Limited Partners.

         Partnership. The Delaware limited partnership known as South Carolina Coaltech No. 1 L.P.
         -----------

         Person.  A  natural  person,  corporation, limited liability company,
 trust,  partnership,   estate,  unincorporated
 association or other entity.

         Prime Rate. The rate of interest published for each business day as the "prime rate" or "corporate base rate" in The Wall Street Journal.
-------------------

         Profits or Losses. The net income or loss of the Partnership for federal income tax purposes determined as of the close of the Partnership's fiscal year (or as of such other time as be required by this Agreement), as well as, where the context requires, related federal tax items such as tax preferences, items of income and expense which are required to be separately stated, nontaxable income less any expenses related thereto, and credits, appropriately adjusted with respect to final determination of any of the foregoing for federal income tax purposes. Profits or Losses shall not include any amounts specially allocated pursuant to Sections 7.7 or 7.2 of this Agreement.

         Project. All activities, property, improvements, equipment and efforts associated with the production and sale of Synfuel made from Coal Feedstock, as well as any ancillary activities performed by or on behalf of the Partnership.

         Purchase Agreement. The purchase agreement to be entered into by the Partnership and SCE&G or an Affiliate thereof regarding the purchase of Coal Feedstock by the Partnership.

         Regulations. The regulations issued under the Code, as amended from time to time.
         -----------

         Section 29 Tax Credits. The income tax credits under Section 29 of the Code for the production of fuels from nonconventional sources.

         Site. The land upon which the Project shall be located. If the Project is conducted at more than one location, the
         ----
term "Site" shall refer collectively to all such locations.

         Site Lease. The Lease Agreement to be entered into by the Partnership and SCE&G or an Affiliate of SCE&G, pursuant to which the Partnership shall lease the Site and the improvements thereon from SCE&G or its Affiliate. If the Site consists of more than one location that is leased to the Partnership by SCE&G or an Affiliate thereof, then the term "Lease Agreement" shall refer collectively to all such leases of all or any portion of the Site.

         Super Majority. Partners owning more than seventy-five percent (75%) of the aggregate Participating Percentages held by all Partners, or Partners owning more than seventy-five percent (75%) of the aggregate Participating Percentages of a specified group of less than all of the Partners (such as the Limited Partners), as the context may require.

         Sales Agreement. The sales agreement to be entered into by the Partnership and SCE&G or an Affiliate thereof regarding the purchase of Synfuel (as defined below).

         Synfuel. Synthetic fuel produced from Coal Feedstock which constitutes a "qualified fuel" as defined in Code Section
29(c).

         1.2 Interpretation. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. For all purposes of this Agreement, the term "control" and variations thereof shall mean the direct or indirect possession of the power to direct or cause the direction of the management and policies of the specified entity, through the ownership of equity interests therein, by contract or otherwise. As used in this Agreement, the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." As used in this Agreement, the terms "herein," "hereof," and "hereunder" shall refer to this Agreement in its entirety. Any references in this Agreement to "Sections," "Articles" or "Exhibits" shall, unless otherwise specified, refer to Sections, Articles or Exhibits, respectively, in or attached to this Agreement.


                                                      ARTICLE 2

                                            FORMATION OF THE PARTNERSHIP

         2.1 Formation. The parties hereto agree to form the Partnership as a limited partnership under and pursuant to the provisions of the Act; and the rights and obligations of the Partners shall be as provided therein except as otherwise expressly provided in this Agreement. The Partners agree to execute such certificates or documents and the General Partner shall do such filings and recordings and all other acts, including the filing or recording of a certificate of limited partnership of the Partnership and any assumed name certificates in the appropriate offices in the States of Delaware and South Carolina and any other applicable jurisdictions as may be required to comply with applicable law.

         2.2 Entire Agreement. Each and every other agreement or understanding, oral or written, relating in any way to the formation or operation of the Partnership entered into prior to the date hereof is hereby superseded in its entirety. From and after the execution of this Agreement, the same shall constitute the only Agreement of Limited Partnership of the Partnership except as the same may hereafter be amended pursuant to the provisions hereof. This Agreement represents the entire agreement and understanding of the parties hereto concerning the Partnership and their relationship as Partners, and all prior or concurrent agreements, understandings, representations and warranties in regard to the subject matter hereof are and have been merged herein.

                                                      ARTICLE 3

                                              NAME AND PRINCIPAL OFFICE

         3.1 Name. The business of the Partnership shall be conducted under the name of "South Carolina Coaltech No. 1
L.P." or such other name as the General Partner may from time to time designate upon notice to the Limited Partners.

         3.2 Principal Office, Registered Agent and Registered Office. The principal office of the Partnership shall be located, c/o the General Partner, at 823 McCalls Mill Road, Lexington, Kentucky 40515. The registered agent and the registered office of the Partnership in Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, DE 19805. The General Partner may from time to time designate another registered agent or another location for the principal office or registered office of the Partnership upon notice to the other Partners.


                                                      ARTICLE 4

                                                       PURPOSE

         4.1      Purpose.
                  -------

                  (a The business and purpose of the Partnership is the production and sale of Synfuel produced using Coal Feedstock in a manner consistent with Section 29 of the Code and other related activities.

                  (b In furtherance of the foregoing purposes but subject to the other provisions of this Agreement, the Partnership is authorized and empowered as follows:

                           (i0 to sell, exchange, operate, or cause to be
                  operated, maintain, service, improve, lease, mortgage, pledge and otherwise encumber its interest in the Project or any part thereof, to renovate, alter, reconstruct, and remodel any improvements hereafter forming a part thereof, and to construct additional improvements thereon; to finance all or any part of the activities pursuant thereto by secured or unsecured indebtedness and, in connection therewith, to issue evidences of indebtedness and to execute and deliver mortgages, mortgage notes, and any other instruments of every nature and kind as security therefor; to prepay, refinance, and/or recast any mortgage, mortgage debt, or other lien; to enter into, perform upon, and carry out contracts of every kind necessary or incidental to the accomplishment of its purposes, including agreements to settle disputes with other parties; and to take or omit such further action in connection with the Project as may be necessary or desirable to further the Project and the interests of the Partnership;

                           (ii0 to incur indebtedness, secured or unsecured,
                  including loans and advances by any Partner to the Partnership, for any of the purposes of the Partnership; to invest and reinvest the assets of the Partnership in, and purchase or otherwise acquire, hold, sell, transfer, exchange, or otherwise dispose of or realize gain upon, securities of all types and descriptions; and

                           (iii0 to engage in any other lawful business activity
                  which the General Partner may reasonably deem necessary or advisable to carry out the purpose of the Partnership.


                                                      ARTICLE 5

                                                TERM AND FISCAL YEAR

         5.1 Term. The term of the Partnership shall commence as of the date hereof and shall continue until December 31, 2029, unless sooner terminated pursuant to the provisions of this Agreement or as otherwise provided by law.

         5.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.
                  -----------


                                                      ARTICLE 6

                          CAPITAL CONTRIBUTIONS, LOANS AND CAPITAL ACCOUNTS

         6.1      Initial Capital Contributions.
                  -----------------------------

                  (a       General  Partner.  Concurrently  with the  execution
                  of this Agreement, the General Partner shall contribute the amount of $875.00 to the capital of the Partnership.

                  (b       Limited Partners.
                           ----------------

                           (i0 Concurrently with the execution of this
                  Agreement, AJG shall assign its entire right, title and interest in and to the Equipment to the Partnership, free and clear of all liens, claims, security interests and encumbrances whatsoever, as a contribution to the capital of the Partnership. The Partners hereby agree that the aggregate fair market value of the Equipment as of the date hereof is AJG's adjusted net book value of the Equipment as at the date hereof.

                           (ii0 Concurrently with the execution of this
                  Agreement, SCE&G shall contribute immediately available funds in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) to the capital of the Partnership.

         6.2      Additional Capital Contributions.
                  --------------------------------

                  (a If, in the judgment of the General Partner, the revenues and other funds of the Partnership are not sufficient to satisfy the financial obligations of the Partnership or to otherwise fund the expenditures of the Partnership set forth in the applicable annual budget adopted in accordance with Section 10.4, as determined on a monthly basis (the first year's budget shall be approved by April 30, 2000), then the General Partner shall deliver to each Partner written notice on a monthly basis, setting forth the aggregate amount of additional funds then required by the Partnership and each Partner's Participating Percentage of such aggregate amount. Notwithstanding the immediately preceding sentence, without the prior written approval of a Super Majority of the Limited Partners, the General Partner shall not deliver such notices during any calendar year requesting funds, in the aggregate, in excess of 110% of the amount of expenditures set forth in the annual budget adopted pursuant to Section 10.4 for such calendar year. Each Partner shall contribute immediately available funds to the capital of the Partnership in the amount of such Partner's Participating Percentage of the aggregate amount of funds then required by the Partnership as set forth in the monthly notice (referred to herein as such Partner's "Additional Capital Contribution"). In addition, each Partner shall contribute immediately available funds to the capital of the Partnership in the amount of such Partner's Participating Percentage of the aggregate amount of fees, costs and expenses payable to the firm of Thelen Reid & Priest LLP in connection with the preparation, filing and receipt of the private letter ruling referred to in Section 17.1 hereof. Any such contribution shall be made within thirty (30) days following the date of delivery of such notice.

                  (b If any Partner fails to timely contribute to the Partnership immediately available funds in the full amount of its Additional Capital Contribution (a "Defaulting Partner"), the General Partner shall, within ten (10) days after the date such contribution is required to be made, notify each of the Partners, if any, that contributed in full their respective Additional Capital (the "Contributing Partners") of such fact and the Contributing Partners shall have the right, but shall not be obligated, to contribute immediately available funds (a "Default Contribution")as a loan to the Defaulting Partner in the amount of the Defaulting Partner's Additional Capital that was not contributed (the "Default Amount") in proportion to the respective Participating Percentages of the Contributing Partners or in such other proportion as the Contributing Partners may agree upon. Any contribution pursuant to the immediately preceding sentence shall be made within ten (10) days of delivery of notice from the General Partner of the right to make such contribution. Any loan to a Defaulting Partner pursuant to this Section 6.2(b) shall be deemed a demand loan which shall bear interest from the date the Default Contribution is paid until this loan is paid in full at the Prime Rate plus five percent (5%). Such interest shall be payable contemporaneously with the repayment of the principal balance of such loan. To secure the repayment of the principal and interest payable with respect to the aforesaid demand loan, the Defaulting Partner shall, within five (5) business days after the demand loan has been made pursuant to this Section 6.2(b), execute and deliver to each Contributing Partner who has made such a demand loan, on a pari passu basis, all documents which are required to pledge and assign, for collateral purposes only, the Defaulting Partner's entire interest in the Partnership, including all proceeds thereof. If the Defaulting Partner shall fail or refuse to timely execute and deliver the aforesaid pledge and assignment documents, then the General Partner is hereby irrevocably designated as the agent of the Defaulting Partner, with full power of attorney in the name of, and on behalf of the Defaulting Partner, to execute and deliver such documents to the Contributing Partners who have made the demand loan. Each Limited Partner covenants and agrees that such Partner shall not, at any time hereafter, except as provided for above in this Section 6.2, pledge, grant a security interest or lien in or otherwise encumber such Partner's interest in the Partnership.

                  (c All additional capital contributions and other amounts any Partner owes the Partnership shall bear interest beginning on the date such amounts are due until paid at the rate of the sum of the Prime Rate plus five percent (5%). In addition, a Partner shall reimburse the Partnership for any of the costs and expenses (including attorneys' fees) which the Partnership incurs due to such Partner's failure to pay amounts owed to the Partnership. Each Partner shall be required to make every Additional Capital Contribution pursuant to this Section 6.2, together with interest thereon and costs and expenses as provided above, and the Partnership and each other Partner shall be entitled to exercise any and all rights and remedies available at law or in equity to enforce such liability.

                  (d Except as specifically provided in Section 6.1 or this Section 6.2, no Partner shall be required to make any additional contributions to the capital of the Partnership.

         6.3 Return of Capital. Except as specifically provided in this Agreement, a Partner shall not be entitled to the return of his capital account (as determined pursuant to Section 6.4 below) or to any distribution from the Partnership except as specifically provided herein.

         6.4 Capital Account. A separate capital account ("Capital Account") shall be established and maintained for each Partner in accordance with the Code and the Regulations, including the rules regarding the maintenance of Partners' Capital Accounts set forth in Regulation Section 1.704-1. Subject to the immediately preceding sentence, there shall be credited to each Partner's Capital Account (i) the amount of money and the fair market value at the time of contribution (as set forth herein or as otherwise agreed upon by the contributing Partner and a Super Majority of the other Partners) of any property (net of related liabilities) contributed by the Partner to the Partnership, and
(ii) the Partner's share of income or gain (or items thereof) of the Partnership, including income and gain exempt from tax. There shall be charged against each Partner's Capital Account (iii) the amount of money and the fair market value at the time of distribution (as agreed upon by the distributee Partner and a Super Majority of the other Partners) of any property (net of related liabilities) distributed to the Partner by the Partnership and (iv) the Partner's share of loss and deduction (or items thereof) of the Partnership. If property is contributed to the capital of the Partnership or if there is a revaluation of any Partnership property so that the book value of such Partnership property differs from its adjusted tax basis, the Partners' Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Regulation Section 1.704-1(b)(2)(iv)(g). To the extent a Partner's Capital Account is greater than zero, such excess is hereinafter referred to as a "positive balance." To the extent that a Partner's Capital Account is less than zero, said amount is hereinafter referred to as a "deficit balance."

         6.5 Interest on Capital Contributions. Except as specifically provided in this Agreement, the Partnership shall not pay interest on capital contributions or undistributed profits.


                                                      ARTICLE 7

                                          ALLOCATION OF PROFITS AND LOSSES

         7.1 Allocation of Profits and Losses. After giving effect to the allocations set forth in Section 7.7 first and then Section 7.2, all Profits and Losses (including all items of income and expense entering into the determination thereof), as finally determined for federal income tax purposes for each fiscal year of the Partnership, shall be allocated among the Partners in accordance with their Participating Percentages.

         7.2 Synfuel Gross Receipts. Receipts from the sale of Synfuel shall be allocated among the Partners in accordance with their Participating Percentages.

         7.3 Limitation on Allocation of Losses. Notwithstanding Section 7.1 above, the Losses allocated to each Partner pursuant to this Article 7 shall not exceed the maximum amount of Losses that can be allocated to that Partner without causing or increasing an Adjusted Capital Account Deficit for such Partner at the end of any Fiscal Year. All Losses in excess of the amount that may be allocated to that Partner shall be re-allocated to the Partners that would not have an Adjusted Capital Account Deficit as a result of the allocation, in proportion to their respective Participating Percentages, or, if no such Partners exist, then to the Partners in accordance with their respective Participating Percentages.

         7.4 Depreciation Recapture. If any portion of Profits recognized from the disposition of property by the Partnership represents the "recapture" of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 ("Recapture Gain"), such Recapture Gain shall be allocated solely for federal income tax purposes as follows:

                  (a First, to the Partners in proportion to the lesser of each Partner's (i) allocable share of the total Profit recognized from the disposition of such property and (ii) share of depreciation or amortization with respect to such property (under Regulations sections 1.1245-1(e)(2) and (3)), until each such Partner has been allocated Recapture Gain equal to such lesser amount.

                  (b Second, the balance of Recapture Gain shall be allocated among the Partners whose allocable shares of total Profits from the disposition of such property exceed their shares of depreciation or amortization with respect to such property (under Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total Profit (including Recapture Gain) from the disposition of such property; provided, however, that no Partner shall be allocated Recapture Gain under this Section 7.3 in excess of the total Profit otherwise allocated to such Partner from such disposition.

         7.5 Allocations with Respect to Transferred Interests. Except as otherwise provided below or unless otherwise required by the provisions of the Code or agreed upon by a Super Majority of the Partners, any Profits or Losses allocable to an interest in the Partnership which has been transferred during any year shall be allocated among the Persons who were holders of such interest during such year in proportion to the number of days during such year that each holder was recognized as the holder of the interest, without regard to the results of Partnership operations during the period the holder was recognized as the owner thereof.

         7.6 Tax Credits. Unless otherwise required by the Code, any tax credits of the Partnership, including any Section 29 Tax Credits, shall be allocated among the Partners in accordance with their Participating Percentages. Any recapture of tax credits shall be allocated among the Partners in the same ratio as the applicable tax credits were allocated to the Partners.

         7.7      Regulatory Allocations.
                  ----------------------

                  (a Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain for a Partnership taxable year, each Partner shall be allocated, before any other allocation of Partnership items for such taxable year, items of gross income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of such Partner's share of the net decrease in Minimum Gain during such year. The income allocated pursuant to this Section 7.6(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Partnership, and any remainder shall consist of a pro rata portion of other items of income or gain of the Partnership. The allocation otherwise required by this Section 7.6(a) shall not apply to a Partner to the extent provided in Regulation Section 1.704-2(f)(2) through (5).

                  (b Partner Nonrecourse Debt. Notwithstanding any other provision of this Agreement other than Section 7.7(a) above, any item of Partnership Loss, deduction or expenditures described in Code
         Section 705(a)(2)(B) that is attributable to a partner nonrecourse debt (as defined in Regulation Section 1.704-2(b)(4)) of a Partner shall be allocated to those Partners that bear the economic risk of loss for such partner nonrecourse debt, and among such Partners in accordance with the ratios in which they share such economic risk, determined in accordance with Regulation Section 1.704-2(i). If there is a net decrease for a Partnership taxable year in any partner nonrecourse debt minimum gain of the Partnership, each Partner with a share of such partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Regulation Section 1.704-2(i)(4).

                  (c Qualified Income Offset. Notwithstanding any other provision of this Agreement, if a Partner unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit with respect to such Partner, items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

                  (d Nonrecourse Deductions. Any deductions attributable to partnership nonrecourse liabilities (as determined pursuant to Regulation Section 1.704-2(c)) of the Partnership for any taxable year shall be allocated among the Partners in the same proportion as Profits or Losses (as may apply) for such year are allocated.

                  (e Interpretation. The foregoing provisions of this Section
         7.7 are intended to comply with Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

         7.8 Section 704(c) Allocation. Notwithstanding the foregoing allocations of Profits and Losses, if any property contributed to the Partnership has a fair market value at the time of contribution (as set forth herein or as agreed by the contributing Partner and a Super Majority of the other Partners) that differs from its adjusted basis for federal income tax purposes at the time of such contribution, or if there is a revaluation of any Partnership property such that the book value of such property differs from its adjusted basis for federal income tax purposes, items of income, gain, loss, and deduction with respect to any such property shall be allocated, solely for federal income tax purposes, among the Partners so as to take account of such difference, in the manner intended by Section 704(c) of the Code and the Treasury Regulations from time to time promulgated thereunder, using such method permitted by such Treasury Regulations as the contributing Partner and a Super Majority of the other Partners may determine.

                                                      ARTICLE 8

                                                    DISTRIBUTIONS

         8.1 Distribution of Net Cash Flow. Net Cash Flow, if any, shall be applied and distributed to and among the Partners in accordance with their Participating Percentages.

         8.2 Timing of Distributions; No Third-Party Beneficiaries. Net Cash Flow shall be distributed to the Partners in such amounts and at such intervals as the General Partner, in its sole discretion, may determine, but no less frequently than quarterly. The foregoing priorities of application of Net Cash Flow are for the benefit of the Partners only and not for the benefit of any third party or creditor of the Partnership or of any Partner, and neither the Partnership nor any Partner shall be liable or responsible to any third party or creditor of the Partnership or of any Partner for any deviation from such priorities.


                                                      ARTICLE 9

                                        BOOKS OF ACCOUNT, RECORDS AND REPORTS

         9.1      Books of Account and Records.
                  ----------------------------

                  (a Proper and complete records and books of account shall be kept by the General Partner at the registered office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during reasonable business hours. Such books and records shall be kept on the accrual basis. The General Partner shall maintain at the registered office of the Partnership, and shall furnish to any Partner who requests such a list for a legitimate and proper purpose, a written list of the names, addresses and interests of all the Partners. Subject to Section 10.3, the Partnership shall retain one of the "Big Five" firms (or the equivalent) of certified public accountants designated by a Super Majority of the Limited Partners to prepare the tax returns of the Partnership.

                  (b If a Partner reasonably requests the Partnership or the General Partner to assemble or compile information, the General Partner shall have the authority to pass on all reasonable costs of labor, duplicating or other related charges so incurred to the Partner making the request.

         9.2 Reports to Limited Partners. The General Partner shall furnish to each of the Partners within ninety (90) days after the end of each calendar year the following:

                  (a       A copy of the federal  income tax return filed by the
         Partnership for the calendar year, except for Schedules K-1 applicable to other Partners;

                  (b       All information relative to the Partnership
         necessary for the preparation of the Partners' federal and state income tax returns;

                  (c A balance sheet as of the close of such calendar year and statements of Profits or Losses, and Net Cash Flow, if any, all of which shall be prepared in accordance with generally accepted accounting principles and audited by independent certified public accountants; and

                  (d       Any  additional  reports in  existence  regarding
         the Partnership or the Project as a Partner may reasonably request.

In addition, within thirty (30) days after the end of each calendar month, the General Partner shall furnish to each Partner a statement showing the Partnership's revenues and expenditures, itemized in reasonable detail, including, without limitation, the calculation of the estimated Section 29 Tax Credits, during such month and for the calendar year to date, as compared with the amounts budgeted for each such item in the applicable annual budget.


                                                     ARTICLE 10

                                                     MANAGEMENT

         10.1 Management of Partnership Affairs. Except with respect to those matters constituting Super Majority Decisions (as defined in Section 10.3) or as otherwise specifically provided in this Agreement, the General Partner shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Partnership and shall make all decisions affecting the Partnership's business and affairs. Notwithstanding the foregoing or any other provision of this Agreement, the General Partner shall perform the duties and comply with the obligations set forth in Exhibit A. Subject to the foregoing, the General Partner shall have all the rights, powers and obligations of a general partner as provided in the Act, and, except as otherwise provided, any action taken by the General Partner (in its capacity as such) shall constitute the act of and serve to bind the Partnership. The General Partner shall act on behalf of the Partnership to implement all Super Majority Decisions approved in accordance with Section 10.3. The General Partner may designate one or more of its Affiliates to carry out its duties and responsibilities to the Partnership. Persons dealing with the Partnership shall be entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership. The General Partner shall not employ, or permit another Person to employ any funds or assets of the Partnership in any manner other than for the exclusive benefit of the Partnership.

         10.2 Powers and Authorities of the General Partner. Except as otherwise specifically provided in this Agreement, including Section 10.3, and subject to the provisions of Exhibit A, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its best business judgment, are necessary, proper or desirable to carry out its duties and responsibilities, including but not limited to the right, power and authority to:

                  (a       Cause the Partnership to acquire the Equipment in
                  accordance with Section 6.1(b)(i);

                  (b       Cause the Partnership to enter into the Site Lease;

                  (c       Cause the Partnership to enter into the Sales
                  Agreement and the Purchase Agreement;

                  (d       Cause the Partnership to enter into the Binder
                  Purchase Agreement;

                  (e       Cause the Partnership to enter into the Operations
                  and Maintenance Agreement;

                  (f       Incur all reasonable  expenditures and pay all
                  obligations of the Partnership, to the extent provided for in the applicable annual budget adopted pursuant to
                  Section 10.4;

                  (g       Execute any and all documents or instruments  of any
                  kind which the General Partner may deem necessary or appropriate for carrying out the purposes of the Partnership;

                  (h       Purchase or lease equipment for Partnership purposes;

                  (i Act on behalf of the Partnership in all respects in connection with the Project, and the Partnership's interest therein, including, but not limited to, any sale, transfer, disposition, financing or refinancing of all or any portion of the Project;

                  (j Subject to Section 10.3, cause the Partnership to borrow money from individuals, banks and other lending institutions for any Partnership purpose, and pledge any or all of the assets of the Partnership and the income therefrom to secure or provide for the repayment of such loans; and obtain replacements of any such loan in whole or in part, refinance, recast, modify, extend or consolidate any loan;

                  (k       Request  Additional  Capital  from the Partners in
         accordance  with and subject to the  provisions  of
         Section 6.2;

                  (l       Procure and maintain,  at the expense of the
         Partnership, with responsible companies such insurance as may be advisable in connection with the Project;

                  (m       Receive and disburse any Net Cash Flow in accordance
         with Article 8;

                  (n       Supervise the preparation and filing of all
        Partnership tax returns;

                  (o       Perform all  accounting  and  record-keeping for the
         Partnership, including the records and reports described in Article 9;

                  (p       Sell any Synfuel produced; and

                  (q       Perform any and all other acts or activities
         customary or incident to the purpose of the Partnership.

         10.3 Super Majority Decisions. Notwithstanding anything in Section 10.1 or 10.2 of this Agreement to the contrary, the General Partner shall not enter into or make the following actions or decisions by or on behalf of the Partnership ("Super Majority Decisions") without the prior written approval of a Super Majority of the Limited Partners (which shall not require the approval of the General Partner):

                  (a       Any sale,  exchange,  transfer,  consent to the
         execution of a deed in lieu of foreclosure, or other disposition of all or any portion of the Project or of the Partnership's interest therein;

                  (b Except as provided in an adopted annual budget, any borrowing by the Partnership and any pledge of any or all of the assets of the Partnership or the income therefrom to secure or provide for the repayment of any such borrowing, any replacement, refinancing, recasting, material modification, extension or consolidation of any such borrowing;

                  (c Any lease or sublease of all or any portion of the Project (including the Site Lease), any amendment, modification, extension, renewal or termination of any such lease, and any elections, decisions, approvals, or the exercise or waiver of any rights of the Partnership under any such agreement;

                  (d    The engagement of any accountant or firm of accountants;

                  (e The adoption of annual budgets (in the manner provided in Section 10.4), and any deviation from any line item for expenditures set forth in an adopted annual budget in excess of five percent (5%) of the amount of such line item, excluding any such deviations attributable to the payment of amounts due and owing for real property taxes, public utilities and wages and benefits payable under agreements with labor unions;

                  (f Any establishment of or addition to any reserve or fund of the Partnership, except to the extent (i) provided for in an adopted annual budget, or (ii) required pursuant to any agreement to which the Partnership is a party or to which any of its assets are subject;

                  (g       The reinvestment in the Project of any casualty
        insurance or condemnation proceeds;

                  (h Any tax elections or decisions required in the preparation and filing of Partnership tax returns and any decisions or agreements in connection with any examination or controversy relating to the tax returns or positions of the Partnership;

                  (i       The commencement,  compromise or settlement of any
         lawsuit, legal proceeding, bankruptcy proceeding or arbitration proceeding involving the Partnership or affecting the Project;

                  (j Any operating agreement regarding the operation or management of any production facilities of the Partnership (including the Operations and Maintenance Agreement), any modification, amendment, extension, renewal or termination of any such operating agreement, and any elections, decisions, approvals or the exercise or waiver of any rights by the Partnership under any such Agreement;

                  (k Any agreement for the sale of Synfuel or other products produced by the Partnership (including the Sales Agreement and the Purchase Agreement), any modification, amendment, extension, renewal or termination of any such agreement, and any elections, decisions, approvals or the exercise or waiver of any rights by the Partnership under any such Agreement;

                  (l Any agreement for the purchase of Coal Feedstock, binding materials or other materials by the Partnership (including the Sales and Purchase Agreement and the Binder Purchase Agreement), any modification, amendment, extension, renewal or termination of any such agreement, and any elections, decisions or the exercise or waiver of any rights of the Partnership under any such agreement;

                  (m       The conversion of the Partnership to a corporation,
         general partnership, limited liability company or any other form of legal entity;

                  (n       Any merger or other combination of the Partnership
        with or into any other Person;

                  (o The incurrence of any obligation requiring the Partnership to expend in excess of Fifty Thousand Dollars ($50,000) during any calendar year, except as specifically authorized pursuant to an approved annual budget;

                  (p       Any request for Additional  Capital  Contributions
         from the Partners pursuant to Section 6.2 in excess of the amount permitted by Section 6.2;

                  (q Any engagement by the Partnership of the General Partner or any Affiliate of the General Partner for the performance of services or the provision of goods to the Partnership, and any modification of the terms of any such engagement; and

                  (r       Any other transaction or decision outside the
         ordinary course of the business of the Partnership.

Notwithstanding the foregoing provisions of this Section 10.3, any Super Majority Decision involving entering into, modifying, amending or terminating any agreement or other arrangement with any Limited Partner or any Affiliate of any Limited Partner, and any elections, decisions, approvals or the exercise or waiver of any rights or remedies by the Partnership under any such agreement or arrangement (including but not limited to the Site Lease and the Sales and Purchase Agreement) shall be made only upon the prior written approval of a Super Majority of the Limited Partners other than the Limited Partner that is a party (or whose Affiliate is a party) to such agreement or arrangement with the Partnership.

         10.4 Annual Budgets. On or before November 15th of each year, the General Partner shall prepare and distribute to each Limited Partner a proposed annual budget for the next fiscal year of the Partnership. Such a proposed annual budget, with such modifications thereto as a Super Majority of the Limited Partners may agree upon, shall be adopted as the annual budget for the Partnership only upon the written consent of a Super Majority of the Limited Partners. Each proposed and adopted annual budget shall include reasonably itemized estimates of all items of revenue, expenses and capital expenditures of the Partnership and its business for such year and shall provide for the establishment of, additions to and reductions to any reserves and the amount of working capital of the Partnership for such year. If an annual budget for any year is not adopted as provided above on or before December 31st of the immediately preceding year, then, unless and until an annual budget for such year is so adopted, the annual budget in effect for the fiscal year immediately preceding such year shall be the adopted annual budget for such year, but (i) with expenses adjusted to reflect the actual amounts thereof, in the case of items outside the discretion of the Partnership (such as real property taxes), and (ii) with any nonroutine capital expenditures excluded.

         10.5 Engagements by the Partnership. Subject to Section 10.3, the General Partner may engage, on behalf and at the expense of the Partnership, such professional persons, firms or corporations as the General Partner in its reasonable judgment shall deem advisable for the conduct and operation of the business of the Partnership, including brokers, mortgage bankers, lawyers, accountants, architects, engineers, consultants, contractors and purveyors of other such services for the Partnership on such terms and for such compensation or costs as the General Partner, in its reasonable judgment, shall determine; provided, however, the General Partner shall not engage any such professional persons, firms or corporation without obtaining prior written consent of a Super Majority of the Limited Partners if the compensation or costs of such services will exceed the amount allocated for such services in the applicable annual budget. Each Partner hereby approves the payment by the Partnership of a development fee in the amount of Two Million Dollars ($2,000,000) to AJGFS as consideration for the services performed by AJGFS in connection with the development of the Project, together with reimbursement to AJGFS for moving and start up costs which shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate). The Partnership shall pay such fee and reimbursement in full concurrently with the execution of this Agreement, from the funds contributed to the capital of the Partnership by SCE&G pursuant to
Section 6.1(b)(ii).

         10.6 Liability of the General Partner. The General Partner and its Affiliates, officers, directors, agents and employees shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners or their successors or assigns for any acts performed or omitted within the scope of its authority as General Partner, or otherwise conferred on the General Partner and such Affiliates, officers, directors, agents and employees by this Agreement, provided that the General Partner or such Affiliates, agents or employees shall act in conformance with the provisions of Exhibit A, shall act in good faith and shall not be guilty of willful misconduct or gross negligence; provided, however, the foregoing shall not limit the General Partner's fiduciary duty to the Limited Partners.

         10.7 Devotion of Time by General Partner. The General Partner and its agents, Affiliates, employees and agents of Affiliates shall devote such time to the Partnership business as is reasonably necessary to manage and supervise the Partnership business and affairs in an efficient manner and to accomplish the purposes of the Partnership. The General Partner and each employee, agent or Affiliate thereof, shall be free to engage in other business ventures whether or not directly competing with the Partnership or the Project, and to exploit business opportunities whether or not arising from the conduct of Partnership business.

         10.8 Other Business of Partners. Each Partner and its respective Affiliates may engage in or possess any interests in other business ventures of any kind, independently or with others. Neither the Partnership, any Partner, nor the holder of any interest in the Partnership shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such ventures or activities or to the income or profits derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

         10.9 Tax Matters Partner. The General Partner, for so long as it shall serve as a General Partner, shall be the tax matters partner of the Partnership, and as such, subject to Section 10.3, and shall have all powers and authorities granted tax matters partners under the applicable provisions of the Code and any regulations promulgated thereunder; provided, however, that in the event the Partnership shall be dealing with an issue relating to Section 29 of the Code, then the General Partner, on behalf of the Partnership and after consultation with the Limited Partners, shall engage the services of special tax counsel with expertise in Section 29 tax matters ("Special Counsel"). All costs and expenses incurred by the tax matters partner or Special Counsel in connection with an audit by the Internal Revenue Service or other government tax agency of a Partnership income tax return shall be borne by the Partnership. The tax matters partner shall notify the Limited Partners of any field or office audit by federal or state tax authorities and shall keep the Limited Partners informed of the progress of any such audit, proceeding or controversy.

         10.10 Election to Adjust Basis. In the event of a distribution of property made in the manner provided in Section 734 of the Code (or any comparable provision of any succeeding law), the General Partner, subject to
Section 10.3, on behalf of the Partnership may make or revoke the election referred to in Section 754 of the Code permitting adjustments to basis as provided in Section 734 of the Code. In the event of a transfer of any interest in the Partnership permitted by this Agreement made in the manner provided in
Section 743 of the Code, the General Partner shall, subject to Section 10.3, on behalf of the Partnership, make the election referred to in Section 754 of the Code permitting adjustments to basis as provided in Section 743 of the Code if requested by the transferor Partner. Any additional costs or expenses incurred by the Partnership as a result of such an election shall be borne pro rata by the Partner or Partners benefitting from such an election.

         10.11 Removal of General Partner. If at any time in the reasonable judgment of a Super Majority of the Limited Partners, the General Partner has acted materially outside the authority vested in the General Partner under this Agreement, has materially failed to act in accordance with Exhibit A, or has otherwise acted materially in violation of any provision of this Agreement, then a Super Majority of the Limited Partners shall have the right, in their sole discretion, to deliver written notice to the General Partner specifying the action or failure to act described above. If the General Partner has not cured or, to the extent necessary, acted to prevent, any adverse consequences to the Partnership or any Limited Partner arising from the action or failure to act specified in such notice within thirty (30) days following the delivery of such written notice, then a Super Majority of the Limited Partners shall have the right, in their sole discretion, to remove the General Partner from its position as General Partner by delivering written notice of such removal to each Partner. Upon any such removal, the General Partner shall immediately cease to be a general partner of the Partnership, and its interest shall be converted to that of a Limited Partner having the same interest in Profits, Losses and Net Cash Flow as such Partner previously had as General Partner, but, such removed General Partner shall not acquire any right or interest in any payment or distribution to the Limited Partners, as such, pursuant to this Agreement. Such a removed General Partner shall have no further right to participate in the management of the affairs of the Partnership and the interest and Participating Percentage of such Person shall be disregarded in determining whether any approval, consent or other action has been given or taken by the Partners, the Limited Partners or any group of Partners. Upon the removal of a General Partner, a Super Majority of the Limited Partners shall select a new or replacement General Partner, and the provisions of Sections 13.4 and 13.5 shall apply. The right of the Limited Partners to remove the General Partner for any violation of this Agreement shall not preclude or limit the right of any Limited Partner or the Partnership to exercise any one or more other remedies available (under this Agreement or otherwise) for such a violation, either in addition to or in place of such removal.

         10.12 Production Standards. The Partners agree that it is the intent of the Partnership and in its best interests to produce and sell as much Synfuel as possible. The Partners agree to work together to maximize the output of the Project in order to optimize the utilization of the assets owned by the Partnership. Should the throughput of the Project drop below a four-month moving average of 100,000 tons of Synfuel per month (excluding any days in a month with power plant outages at the host station or events of force majeure), then the Partners agree to meet within fifteen (15) days after any Partner delivers notice to the other Partners of such a drop to determine the types of corrective actions the Partners and the Partnership can undertake to increase the output of the Project. In such event, the Partners shall develop a plan to increase the throughput of the Project and shall work diligently to increase the utilization of the Project. The actions to be evaluated shall include:

                  (a) Determine ways to increase production capability of the Project.

                  (b) Determine ways to increase the utilization of Synfuel by the host power station, including capital expenditures which would assist in the undertaking.

                  (c) Increase the use of Synfuel at other stations owned by SCE&G or its Affiliates within trucking or rail distance from the host power station.

                  (d) Find or develop third-party markets for Synfuel sales by the Partnership, including industrial customers or any coal consumer.

The adoption of any such actions shall require the approval of a Super Majority of the Limited Partners. If a plan to increase production or utilization of the Project is not so approved and implemented within ninety (90) days after the date of the notice described above, and the four-month moving average (excluding any days in a month with power plant outages at the host station or events of force majeure) of Synfuel purchased for use by the Wateree Power Station falls below 58,333 tons, then the Partners will seek to find a more suitable location for the Project, in order to maximize the utilization of the Project.

         10.13 Compensation of General Partner. In consideration for the performance by the General Partner of its services hereunder, the Partnership shall pay to the General Partner a fee which is equal to Twenty Thousand Dollars ($20,000.00) per month. On or before the fifteenth (15th) day of each calendar quarter, the Partnership shall pay to the General Partner the fee to which it is entitled under this Section 10.13 as a result of the operations of the Partnership during the immediately preceding calendar quarter.

                                                     ARTICLE 11

                                             STATUS OF LIMITED PARTNERS

         11.1 No Participation in Management of Partnership. Except as specifically provided in this Agreement, the Limited Partners, as such, shall not take part in, or interfere in any manner with the conduct or control of the Partnership's business and shall have no right or authority to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner.

         11.2 Liability of Limited Partners. Except as otherwise expressly provided in Sections 6.2, 10.12 or 20.2 hereof, the Limited Partners, as such, shall not be personally liable to the Partnership, to any of the Partners, to the holders of any interests in the Partnership, or the creditors of the Partnership for the expense, liabilities or obligations of the Partnership beyond the amount of capital contributions made by each Limited Partner under this Agreement, and their respective shares of undistributed Net Cash Flow, if any.


                                                     ARTICLE 12

                                        TRANSFER OF LIMITED PARTNER INTERESTS

         12.1     Assignment of Interest by Limited Partner.
                  -----------------------------------------

                  (a) Except as provided in Article 17, a Limited Partner shall not sell, transfer, assign, pledge, or encumber all or any part of its interest in the Partnership without the prior written consent of a Super Majority of the other Limited Partners, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, however, a Limited Partner may assign all or any part of its interest in the Partnership without the consent of any other Partner to a "Permitted Transferee". For purposes of this Agreement, the term "Permitted Transferee" shall mean (i) a partnership in which the Limited Partner is the sole or controlling general partner, (ii) a corporation of which at least seventy five percent (75%) of the issued and outstanding voting stock is owned and controlled by the Limited Partner, or (iii) a limited liability company controlled by the Limited Partner. In addition, in the case of AJG, a "Permitted Transferee" shall mean any other Person provided that (A) the Participating Percentage retained by AJG shall not be less than five percent (5%); and (B) AJG shall guarantee the performance by any such Permitted Transferee of all of its financial obligations under this Agreement, which guarantee shall be secured by the interest in the Partnership of AJG and such Permitted Transferee; and (C) such other Person shall not be a competitor of SCANA Corporation or an affiliate in the electric, gas or telecommunications industries. Notwithstanding anything in this
         Section 12.1 to the contrary, a Limited Partner may not assign all or part of its interest in the Partnership if such assignment would, in the opinion of counsel to the Partnership, (x) result in assets of the Partnership being treated as "plan assets" under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to one or more Partners, (y) result in the Partnership not qualifying for an exemption from the registration requirements of the federal or any applicable state securities laws, or (z) result in the violation of any term or provision of any agreement to which the Partnership is a party or to which any of its property is subject, or the acceleration of any indebtedness of the Partnership or secured by any property of the Partnership. Any purported transfer or assignment of an interest in the Partnership, in contravention of the provisions of this Article 12, shall be null and void.

                  (b) In the event (i) of the death or adjudication of insanity or incompetency of an individual Limited Partner, or (ii) any Limited Partner shall be adjudged bankrupt, enter into proceedings for reorganization or into an assignment for the benefit of creditors, have a receiver appointed to administer the Limited Partner's interest in the Partnership, be the subject of a voluntary or involuntary petition for bankruptcy, apply to any court for protection from its creditors, or have its interest in the Partnership seized by a judgment creditor (such Limited Partner being referred to herein as a "Bankrupt Limited Partner"), the personal representative or trustee (or successor-in-interest) of the deceased, insane or incompetent Limited Partner or Bankrupt Limited Partner shall have the rights of such Limited Partner in the Profits, Losses and distributions of the Partnership to the extent of the interest of the deceased, insane or incompetent Limited Partner or Bankrupt Limited Partner therein, subject to the terms and conditions of this Agreement, but shall not have any voting or other approval rights (including the right to approve or reject Super Majority Decisions or to remove or replace the General Partner) unless and until such representative or trustee becomes a substituted Limited Partner in accordance with Section 12.2; and his estate (or successor-in-interest) shall be liable for all of his obligations as a Limited Partner. In addition, the personal representative or trustee (or successor-in-interest) shall have the same right, subject to the same limitations, as the deceased, insane or incompetent Limited Partner or Bankrupt Limited Partner would have had under the provisions of this Article 12 to assign the Partnership interest of the deceased, insane or incompetent Limited Partner or Bankrupt Limited Partner; and in the event of any such assignment, the assignee may become a substituted Limited Partner subject to the provisions of Section 12.2.

                  (c) In the event of the dissolution of a Limited Partner that is a partnership, limited liability company or corporation or the termination of a Limited Partner that is a trust, the successors-in-interest of the dissolved or terminated Limited Partner shall, solely for the purposes of winding up the affairs of the dissolved or terminated Limited Partner, have all of its rights, and may become a substituted Limited Partner, subject to the provisions of
         Section 12.2. If such a successor-in-interest does not become a substituted Limited Partner, such successor shall merely be an assignee of such Limited Partner and as such shall have, to the extent of the interest assigned, the rights of such Limited Partner in the Profits, Losses and distributions of the Partnership but shall not have any voting or other approval rights (including the right to approve or reject Super Majority Decisions or to remove or replace the General Partner). In addition, such successors-in-interest shall have the same right, subject to the same limitations, as the dissolved or terminated Limited Partner would have had under the provisions of this Section
         12.1 to assign its interest as a Limited Partner; and, in the event of any such assignment, the assignee may become a substituted Limited Partner subject to the provisions of this Section 12.2.

         12.2     Substitution of a Limited Partner.
                  ---------------------------------

                  (a) A transferee or assignee of a Limited Partner's interest in the Partnership may become a substituted Limited Partner provided that (i) such transfer or assignment is permitted under Section 12.1(a); (ii) in the applicable assignment, the assignor consents to such substitution; (iii) the assignee agrees in writing, in form and substance reasonably satisfactory to a Super Majority of the other Limited Partners, to become a Limited Partner and to be bound by the terms of this Agreement, including the power of attorney set forth in
         Article 15; (iv) the assignee's credit rating is equal to or better than the assigning Limited Partner; (v) the transaction does not violate or cause the General Partner or the Partnership to violate any applicable law; and (vi) in the opinion of counsel to the Partnership, the assignment or transfer would not (x) require registration of any Partners' interests under the Securities Act of 1933 or any applicable state securities or blue sky law, or result in any violation of any such laws; (y) result in assets of the Partnership being treated as "plan assets" under ERISA with respect to one or more Partners; or (z) result in the violation of any term or provision of any agreement to which the Partnership is party or to which any of its property is subject or the acceleration of any indebtedness of the Partnership or secured by any property of the Partnership. Subject to the satisfaction of the foregoing conditions, each Partner hereby consents to the substitution or admission of a transferee or assignee of Limited Partner interests as a Limited Partner.

                  (b) No substitution that has otherwise complied with the conditions of this Section 12.2 shall be effective until all certificates and other documents reasonably deemed necessary or appropriate by a Super Majority of the other Limited Partners, have been executed, and all acts have been performed to constitute such assignee a Limited Partner in the Partnership and to preserve the status of the Partnership as a limited partnership after the completion of such substitution in accordance with such laws.

                  (c) Upon the substitution of a Limited Partner as provided, the General Partner shall file such amendments to the Certificate of Limited Partnership of the Partnership as may be required under the provisions of applicable laws.

                  (d) Except as is provided in Section 12.1(a) above, a person shall be deemed to be a substituted Limited Partner when he is properly assigned an interest in the Partnership and the foregoing requirements of Sections 12.2(a), (b) and (c) above have been met. When the substitution of a Limited Partner becomes effective, but not before, the assigning Limited Partner will be relieved of all of his obligations hereunder thereafter arising to the extent permitted by law with respect to the assigned interest, at which time the Partnership shall make distributions to the assignee to which he is then entitled hereunder, and any such distributions shall acquit the Partnership of all liability to the Limited Partner who has assigned his interest.

                  (e) The cost of processing and perfecting an admission contemplated by Sections 12.1 and 12.2 (including reasonable attorneys' fees incurred by the Partnership) shall be borne by the party seeking admission as a Partner to the Partnership.


                                                     ARTICLE 13

                                        TRANSFER OF GENERAL PARTNER INTERESTS

         13.1 Transfer of Interest of the General Partner. The General Partner shall not sell, assign or encumber all or any part of its interest in the Partnership or withdraw or retire from the Partnership without the prior written consent of a Super Majority of the Limited Partners. Retirement or withdrawal from the Partnership shall not relieve the General Partner of any obligation theretofore incurred by it hereunder.

         13.2 Retirement of the General Partner. If the General Partner shall be adjudged bankrupt or shall terminate or dissolve, enter into proceedings for reorganization or into an assignment for the benefit of creditors, have a receiver appointed to administer the General Partner's interest in the Partnership, be the subject of a voluntary or involuntary petition for bankruptcy, apply to any court for protection from its creditors, or have such interest seized by a judgment creditor (each of the foregoing events is referred to herein as an "Event of Retirement"), the General Partner shall immediately retire as the General Partner of the Partnership. If the General Partner retires as the General Partner of the Partnership for any reason (i) the General Partner shall immediately thereupon become a converted Limited Partner and shall be entitled as such to its former interest as a General Partner in the Profits, Losses, and Net Cash Flow, but shall not acquire any right or interest in any payment or distribution to the Limited Partners, as such, pursuant hereto, shall have no right to participate in the management of the affairs of the Partnership, and shall be disregarded in determining whether any approval, consent, or other action has been given or taken by the Limited Partners, and
(ii) the surviving General Partner(s), if any, shall remain as such and the Partners hereby agree and consent that the Partnership shall continue in effect and shall not terminate; subject, however, to the provisions of Section 13.5.

         13.3 Transferee of the General Partner's Interest. Any person, other than the General Partner, who acquires, in any manner whatsoever (except as herein otherwise provided) the interest, or any portion thereof, of the General Partner, shall not be a General Partner, but shall be entitled to become a Limited Partner upon written acceptance and adoption of all of the terms and provisions of this Agreement and compliance with the requirements of Section
12.2 of this Agreement. Such person shall, to the extent of the interest acquired, be entitled only to the transferor General Partner's rights, if any, in the Profits, Losses, and Net Cash Flow, but shall not acquire any right or interest in any payment or distribution to the Limited Partners, as such, pursuant hereto. No such person shall have any right to participate in the management of the affairs of the Partnership, and the interest acquired by such person shall be disregarded in determining whether any approval, consent or other action has been given or taken by the Limited Partners.

         13.4 Retirement of Last Remaining General Partner. If the last remaining General Partner shall at any time withdraw or suffer an Event of Retirement, the Limited Partners shall have the right, within ninety (90) days thereafter by the agreement of a Super Majority of the Limited Partners, to appoint one or more new General Partners as replacement General Partners. In such event, the Limited Partners shall create for such replacement General Partners such interest in the Partnership Profits, Losses, and Net Cash Flow as a Super Majority of the Limited Partners may agree upon from among the collective interests in the Partnership of the Limited Partners.

         13.5 Continuation of Partnership. In the event of the timely appointment of a replacement or new General Partner(s) pursuant to this Article 13, the relationship of the Partners shall be governed by the provisions of this Agreement, the Partnership shall be continued, and the replacement or new General Partner(s) shall have all of the management rights, duties, responsibilities, authority and powers provided the General Partner in this Agreement. If a Super Majority of the Limited Partners fails to select a replacement or new General Partner(s), as the case may be, within ninety (90) days following retirement of the last remaining General Partner, the Partnership shall dissolve and terminate.


                                                     ARTICLE 14

                                     DISSOLUTION AND LIQUIDATION OF PARTNERSHIP

         14.1 Dissolution of the Partnership. The Partnership shall be dissolved upon the happening of any of the following:

                  (a) the agreement of a Super Majority of the Limited Partners to dissolve and wind up the affairs of the Partnership;

                  (b) the occurrence of an Event of Retirement to the last remaining General Partner, unless a Super Majority of the Limited Partners elects to continue the business of the Partnership pursuant to the provisions of Section 13.5;

                  (c) any event that makes it unlawful for the Partnership business to be continued;

                  (d) the sale, disposition, or abandonment of all or substantially all of the noncash property of the Partnership; or

                  (e)      the expiration of the term of the Partnership.

         A dissolution and termination of the Partnership shall not be caused by the occurrence of an Event of Retirement to any Limited Partner, the dissolution of a Limited Partner which is a partnership or corporation, the termination of a Limited Partner which is a trust, or the substitution of a Limited Partner.

         14.2 Winding Up of Affairs. In the event of the dissolution and liquidation of the Partnership for any reason, the General Partner shall commence to wind up the affairs of the Partnership and shall convert all of the Partnership's assets to cash or cash equivalents within such reasonable period of time as may be required to receive fair value therefor. All items of income, gain, loss, deduction and credit during the period of liquidation shall be allocated among the Partners in the same manner as before the dissolution.

         14.3 Accounting. In the case of the dissolution and termination of the Partnership, prior to any distributions to Partners pursuant to Section 14.4(c), a proper accounting shall be made of the Capital Accounts of the Partners and of each item of income, gain, loss, deduction and credit of the Partnership from the date of the last previous accounting to the date of dissolution. The General Partner shall provide a copy of such accounting to all Partners.

         14.4 Final Distribution of Partnership Property. Upon termination of the Partnership, the General Partner shall apply and distribute the remaining property of Partnership, together with the proceeds of any sales of same, as follows:

                  (a) first, all Partnership debts and liabilities (including those payable to Partners or their Affiliates) shall be paid and discharged;

                  (b) second, to establish any reserve for any contingent or unforeseen liabilities or obligations of the Partnership. Such funds shall be placed in escrow by the General Partner for the purposes of disbursing such funds in payment of any of the contingencies, liabilities, or obligations, and, at the expiration of such period as the General Partner shall deem advisable, the balance then remaining shall be distributed pursuant to Section 14.4(c); and

                  (c) third, to distribute the balance to the Partners in accordance with their Capital Account balances.

         14.5 Certificate of Cancellation. Upon completion of the liquidation of the Partnership and the distribution of all Partnership property, the Partnership shall terminate and the General Partner shall have the authority to execute and record one or more Certificates of Cancellation of the Partnership as well as any and all other documents required or considered advisable by the General Partner to effectuate the dissolution and termination of the Partnership.

                                                     ARTICLE 15

                                                  POWER OF ATTORNEY

         15.1 Power of Attorney. Each Partner, by his or its execution hereof, irrevocably constitutes and appoints the General Partner, or any substitute or replacement General Partner, with full power of substitution, as such Partner's true and lawful attorney-in-fact, in his or its name, place and stead to make, execute, sign, acknowledge, certify, deliver, file and record on his or its behalf and on behalf of the Partnership, the following:

                  (a) All Certificates of Limited Partnership, Certificates of Doing Business under an Assumed Name, and any other certificates or instruments which may be required to be filed by the Partnership or the Partners under the laws of the States of Delaware and South Carolina or any other jurisdiction;

                  (b) One or more Certificates of Cancellation of the Partnership and such other instruments or documents as may be deemed necessary or desirable by the General Partner upon termination of the Partnership business; and

                  (c) Any and all amendments to this Agreement and to the instruments described in subsections (a) and (b) above, provided such amendments are either required by law or have been authorized by the Partner(s) in accordance with this Agreement (any amendment to this Agreement and to the Certificate of Limited Partnership of the Partnership to reflect the substitution of a Limited Partner pursuant to this Agreement or an adjustment to the Participating Percentages in accordance with Section 6.2 being hereby authorized).

         15.2 Grant of Authority Irrevocable. The foregoing grant of authority
(a) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of a Partner who is a natural person or, in the case of a Partner that is not a natural person, the merger, dissolution or other termination of its existence of the Partner, (b) may be exercised by the General Partner on behalf of each Partner, by a facsimile signature or by listing all of the Partners executing any instrument with a single signature as attorney-in-fact for all of them, and (c) shall survive the assignment by a Partner of the whole or any portion of his or its interest in the Partnership.

                                                     ARTICLE 16

                                         AMENDMENT OF PARTNERSHIP AGREEMENT

         16.1 Amendment by Partners. This Agreement may be amended only with the written concurrence of a Super Majority of the Limited Partners; provided, however, that absent the approval of a Super Majority of the Limited Partners and any other Partner adversely affected by such amendment, no amendment shall:

                  (a) add to or otherwise modify the purpose of the Partnership or the character of its business as set forth in Article 4;

                  (b) increase the obligation of any Partner to make contributions to the capital of the Partnership;

                  (c) enlarge the liability of the General Partner to the Limited Partners as provided in this Agreement;

                  (d)      extend the term of the Partnership;

                  (e) modify the order or allocation of distributions of the Net Cash Flow, or liquidating distributions, or the allocation of Profits and Losses among the Partners;

                  (f)      change the Partnership to a general partnership; or

                  (g)      amend this Article 16.

         16.2 Amendment of Certificate. If this Agreement shall be amended pursuant to this Article 16, the General Partner shall cause the Certificate of Limited Partnership to be amended, to the extent required by applicable law, to reflect such change. The Partners shall be promptly notified of any amendments made under this Article 16.


                                                     ARTICLE 17

                                                 PUT RIGHT OF SCE&G

         17.1 Right to Exercise. If (i) the Internal Revenue Service has not issued a private letter ruling to the effect that the Synfuel to be produced by the Partnership constitutes "qualified fuels" within the meaning of Section 29 of the Code on or before December 15, 2000, or (ii) on or before June 30, 2000, the South Carolina Department of Environmental Control fails to permit the facility in such a way the PSD (prevention of serious deterioration) levels will not be exceeded, or (iii) on or before May 20, 2000, the South Carolina Public Service Commission refuses to permit the activity, or (iv) on or before May 1, 2000, the SCANA Corporation Board of Directors fails to approve or otherwise ratify the Agreement, then SCE&G shall have the right, exercisable in its sole discretion, to require AJG (or, at the election of AJG, its designee) to purchase all, but not less than all, of the interest of SCE&G in the Partnership. For purpose of this Article 17, the interest of SCE&G in the Partnership shall include any interest held by a Permitted Transferee of SCE&G. SCE&G shall exercise such right with respect to the condition set forth in (i) above in this Section 17.1, if at all, by delivering written notice setting forth its election to exercise such right to AJG on or before December 20, 2000 and, with respect to the condition set forth in (ii) above in this Section 17.1, SCE&G shall exercise such right, if at all, by delivering written notice setting forth its election to exercise such right to AJG on or before July 7, 2000 and, with respect to the condition set forth in (iii) above in this Section 17.1, SCE&G shall exercise such right, if at all, by delivering written notice setting forth its election to exercise such right to AJG on or before May 25, 2000 and with respect to the condition set forth in (iv) above in this Section 17.1, SCE&G shall exercise such right, if at all, by delivering written notice setting forth its election to exercise such right to AJG on or before May 5, 2000 (each an "Election Notice"). In the event SCE&G shall fail to timely deliver an Election Notice with respect to any of the conditions set forth above in (i),
(ii), (iii) or (iv) of this Section 17.1, then, as to the condition with respect to which such Election Notice has not been timely delivered, the put right of SCE&G under this Section 17.1 shall be deemed terminated and of no further force or effect.

         17.2 Closing; Effective Date. The purchase by AJG of the entire interest in the Partnership of SCE&G pursuant to this Article 17 shall close on the date that is the later to occur of (a) the fifth (5th) Business Day after AJG has received the Election Notice and (b) the fifth (5th) Business Day after all consents, approvals and filings of or with any governmental agency required to consummate such transaction have been obtained or made. The time of day and location of the closing shall be reasonably determined by AJG and set forth in a written notice delivered to SCE&G not later than December 31, 2000. Notwithstanding the actual date of closing of the purchase and sale of the Partnership interest of SCE&G pursuant to this Article 17, such purchase and sale shall be effective for all purposes as of the date the Exercise Notice is delivered to AJG.

         17.3 Purchase Price. The price for the purchase of the entire interest in SCE&G pursuant to this Article 17 shall be the amount by which (a) the amount of all capital contributions made by SCE&G to the Partnership prior to the date of such closing, exceeds (b) the amount of all distributions of Net Cash Flow or other distributions made by the Partnership to SCE&G prior to the date of such closing (the "Excess Amount"); provided, however, that, with respect to the exercise of the put pursuant to Section 17.1(ii) above, the purchase price shall be the Excess Amount minus a one-time fuel cost adjustment in the amount of Five Hundred Thousand Dollars ($500,000). The purchase price shall be paid by the wire transfer of immediately available funds six months from the closing date provided for in Section 17.2 above.

         17.4 Approvals. Each Partner shall each use all commercially reasonable efforts to obtain in a timely manner all approvals and consents, and to make all filings with each governmental agency necessary to consummate the purchase and sale of the entire Partnership interest of SCE&G pursuant to this Article 17. Each Partner shall cooperate with the other Partners in obtaining such consents and approvals and in making such filings.

         17.5 Representations and Warranties. The sale by SCE&G to AJG of its entire Partnership interest pursuant to this Article 17 shall be without representations or warranties other than to the effect that the Partnership interests being sold are not subject to any charge, claim, lien, restriction, pledge, option or other incumbrance, except as set forth in this Agreement.


                                                     ARTICLE 18

                                                  CALL RIGHT OF AJG

         18.1 Right to Exercise. If (i) on or before April 17, 2000 SCE&G shall fail to file with the governmental agency responsible for issuing a temporary operating permit for the facility all applications and other documentation required by such agency as a condition to issuing such a temporary operating permit, or (ii) the application for the permit referred to in Section 17.1(ii) above has not been submitted by May 22, 2000, then AJG (or, at the election of AJG, its designee) shall have the right, exercisable in its sole discretion, to require SCE&G to sell to AJG all, but not less than all, of the interest of SCE&G in the Partnership. For purposes of this Article 18, the interest of SCE&G in the Partnership shall include any interest held by a Permitted Transferee of SCE&G. AJG shall exercise such right, if at all, by delivering written notice setting forth its election to exercise such right to SCE&G on or before July 7, 2000. In the event AJG shall fail to timely deliver an election notice under this Section 18.1, then the call right of AJG under this Section 18.1 shall be deemed terminated and of no further force or effect.

         18.2 Closing; Effective Date. The purchase by AJG of the entire interest in the Partnership of SCE&G pursuant to this Article 18 shall close on the date that is the later to occur of (a) the fifth (5th) Business Day after SCE&G has received the election notice referred to in Section 18.1 above and (b) the fifth (5th) Business Day after all consents, approvals and filings of or with any governmental agency required to consummate such transaction have been obtained or made. The time of day and location of the closing shall be reasonably determined by AJG and set forth in a written notice delivered to SCE&G. Notwithstanding the actual date of closing of the purchase and sale of the Partnership interest of SCE&G pursuant to this Article 18, such purchase and sale shall be effective for all purposes as of the date the exercise notice is delivered to SCE&G.

         18.3 Purchase Price. The price for the purchase of the entire interest in SCE&G pursuant to this Article 18 shall be the Excess Amount. The purchase price shall be paid by the wire transfer of immediately available funds six months from the closing date provided for in Section 18.2 above.
         18.4 Approvals. Each Partner shall each use all commercially reasonable efforts to obtain in a timely manner all approvals and consents, and to make all filings with each governmental agency necessary to consummate the purchase and sale of the entire Partnership interest of SCE&G pursuant to this Article 18. Each Partner shall cooperate with the other Partners in obtaining such consents and approvals and in making such filings.

         18.5 Representations and Warranties. The sale by SCE&G to AJG of its entire Partnership interest pursuant to this Article 18 shall be without representations or warranties other than to the effect that the Partnership interests being sold are not subject to any charge, claim, lien, restriction, pledge, option or other incumbrance, except as set forth in this Agreement.


                                                     ARTICLE 19

                                              MISCELLANEOUS PROVISIONS

         19.1 Notices. All notices and demands required or permitted under this Agreement shall be in writing and may be delivered personally to the Person to whom it is authorized to be given, or sent by private courier, or by registered or certified U.S. mail, postage prepaid, and if intended for the Partnership, addressed to the Partnership at the principal office of the Partnership, and if intended for a Partner, addressed to the Partner at its address on the signature pages hereof, or to such other person or at such other address designated by written notice given to the Partnership and all Partners in accordance herewith. Any notice or demand shall be deemed delivered (i) if delivered personally, upon actual delivery, (ii) if sent by private courier, on the date the receipt for delivery is signed or delivery is refused, or (iii) if sent by U.S. mail as described above, mailed as aforesaid three (3) business days after the date that such notice or demand is deposited in the U.S. mail.

         19.2 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid shall not be affected, it being the intention of the parties that this Agreement shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction or arbitration panel to modify the scope of any restrictions set forth in Section 19.10(a) hereof to the extent necessary to make such restrictions fully enforceable.

         19.3 Parties Bound. Any Person acquiring or claiming an interest in the Partnership, in any manner whatsoever, shall be subject to and bound by all terms, conditions and obligations of this Agreement to which his or its predecessor in interest was subject or bound, without regard to whether such Person has executed a counterpart hereof or any other document contemplated hereby. No Person, including the legal representative, heir or legatee of a deceased Partner, shall have any rights or obligations greater than those set forth in this Agreement and no Person shall acquire an interest in the Partnership or become a Partner thereof except as permitted by the terms of this Agreement.
         19.4 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon the parties
                  ------------------------
hereto.

         19.5 Applicable Law. The Partnership and this Agreement shall be governed by the laws of the State of Delaware.
                  --------------

         19.6 Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that he or it may have to maintain any action for partition with respect to any property of the Partnership.

         19.7 Computation of Accountants. Except with respect to matters as to which the General Partner is granted discretion under this Agreement, the opinion of the certified public accountants retained by the Partnership from time to time shall be final and binding with respect to all computations or determinations of allocations made under Article 7 or distributions made under
Article 8 or Section 14.4.

         19.8 Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision.

         19.9 Counterparts. This Agreement may be executed in multiple counterparts with separate signature pages, each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

          19.10   Confidentiality.
                  ---------------

                  (a) From and after the date hereof, without the prior written consent of a Super Majority of the Limited Partners, no Partner, except on behalf of the Partnership, shall directly or indirectly use any of the Confidential Information (as defined below) of the Partnership for such Partner's own purposes or for the benefit of any other person, firm, corporation, partnership or other entity or directly or indirectly disclose any Confidential Information of the Partnership to any person, firm, corporation, partnership or other entity unless (a) subject to the provisions of this Section 19.10, such Partner is required to disclose any such Confidential Information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, (b) such Confidential Information is available to the public through no fault of such Partner, or (c) such Confidential Information becomes available to such Partner from a third party who is under no confidential or fiduciary obligation to the Partnership with respect to such Confidential Information. As used herein, the term "Confidential Information" of the Partnership shall mean (i) all trade secrets as defined under applicable statute or common law, and (ii) other confidential information of or about the Partnership, including, without limitation, any such information regarding the business of the Partnership, its manufacturing processes, methods of operation, products, financial data, sources of supply and customers; and (iii) the existence or terms of this Agreement or the Partnership between the parties created hereby. In the event that such Partner receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, such Partner shall (i) immediately notify the Partners of the existence, terms and circumstances surrounding such a request, (ii) consult with the General Partner on the advisability of taking legally available steps to resist or narrow request, and (iii) if disclosure of such information is required, exercise such Partner's reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which the Super Majority of the Limited Partners so designates.

                  (b) Each Partner, on its own behalf and on behalf of each of its Affiliates, hereby agrees that the limitations provided for in
         Section 19.10(a) above are the minimum such terms necessary to protect the Partnership and its respective successors and assigns in the use and employment of the goodwill respecting the business and assets of the Partnership. Each Partner further agrees that damages cannot adequately compensate the Partnership in the event of any breach by such Partner or any of its Affiliates of any of the covenants contained in Section 19.10(a) above. Accordingly, each Partner agrees that in the event of a breach of any of such covenants, the Partnership shall be entitled to obtain injunctive relief against either such Partner or such Affiliate, without bond but upon due notice, in addition to such other relief as may appertain at law or in equity. Obtainment of any such injunction by the Partnership shall not be deemed an election of remedies or a waiver of any right to assert any other remedies the Partnership may have at law or in equity. The existence of any claim or cause of action of either such Partner or any such Affiliate against the Partnership of whatever nature, shall not constitute a defense to the Partnership's enforcement of such restrictive covenants.


                                                     ARTICLE 20

                                                   INDEMNIFICATION

         20.1 Partnership Indemnification of General Partner. The Partnership shall indemnify, defend, and hold the General Partner (in its capacity as General Partner) and its Affiliates, officers, directors, employees and agents, or their respective successors, executors, administrators or personal representatives harmless from and against any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) sustained or incurred as a result of any act or omission concerning the business or activities of the Partnership; provided that the General Partner or any Affiliate, officer, director, employee, or agent is acting in conformance to the provisions of Exhibit A, is not guilty of gross negligence, willful misconduct or violation of fiduciary duty and was acting in good faith within what he or it reasonably believed to be the scope of his or its authority for a purpose which he or it reasonably believed to be not opposed to the best interests of the Partnership. The foregoing indemnity shall not be enforceable against any Limited Partner personally but solely from such Limited Partner's interest in the Partnership.

         20.2 Partner Indemnification of Partnership. If the Partnership is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner's personal obligations or liabilities unrelated to Partnership business, such Partner shall indemnify and reimburse the Partnership for all such loss and expense incurred, including reasonable attorneys' fees, and the interest of such Partner in the Partnership may be charged therefor. The liability of a Partner under this Section 20.2 shall not be limited to such Partner's interest in the Partnership, but shall be enforceable against such Partner personally.


                                                     ARTICLE 21

                                                 DISPUTE RESOLUTION

         21.1 Notice of Dispute. Before any demand for arbitration is made by a party under this Agreement, the party wishing to make the demand agrees to provide thirty (30) days' prior written notice to the other party specifying in reasonable detail the nature of the dispute. To attempt to resolve the dispute without the need for arbitration, upon written notice by either party given during such period, each party will cause its President or Chief Executive Officer (or a person with similar authority for the division or operating unit of the Party substantially involved with the subject of this Agreement), as such party's representative within thirty (30) days thereafter. If a party fails to cause its representative to meet within such period, such party will pay the fees and expenses of the arbitrators and the American Arbitration Association without regard to who substantially prevails in such action.


         21.2     Arbitration.
                  -----------

                  (a) In the event that the parties are unable to reach an agreement for the resolution of any disputes as contemplated by Section 21.1 of this Agreement, the parties agree that any such controversy or claim shall be settled by arbitration as herein provided and otherwise in accordance with the rules of the American Arbitration Association (AAA) for commercial disputes in effect as of the date hereof; provided, however, that anything in Section 21.1 or this Section 21.2 to the contrary notwithstanding, the Partnership shall be entitled, at its election, to immediately seek relief for any alleged violation or breach of Section 19.10 above in any court of competent jurisdiction.

                  (b) When invoking arbitration, a party shall notify in writing the other party and the AAA at its office in Charlotte, North Carolina. Each party shall have seven (7) days to appoint an arbitrator, and in the event any party shall fail or refuse to appoint such arbitrator within such seven (7) day period, then such arbitrator shall be appointed by the AAA in its sole discretion. The two arbitrators appointed by the parties shall have seven (7) days to appoint a neutral third arbitrator. If such parties are unable to appoint a neutral third arbitrator, then the American Arbitration Association, Charlotte, North Carolina office, shall appoint a neutral third arbitrator within the seven (7) day period from their panel of arbitrators who shall serve as Chairman.

                  (c) The decision of the panel of arbitrators shall be final. A majority of the panel shall be required for a decision. The place of arbitration shall be Charlotte, North Carolina. Judgment upon the award may be rendered by the arbitrators in any court having jurisdiction of the parties, as provided in the United States Arbitration Act, 9 U.S.C. 1-14.

                  (d) The cost of arbitration, consisting solely of the filing fees, arbitrator's fees and court reporter's fees, shall be divided equally between the parties. Each member of the panel of arbitrators shall be entitled to a reasonable fee, plus a reasonable allowance for travel, lodging, and meals. AAA shall be paid an administrative fee according to prevailing schedule of fees for commercial dispute according to the amount of the claim in controversy as would be calculated over a maximum one-year period (which shall not be deemed to limit the amount of any claim in the arbitration).

                 (e) In the event the parties shall waive the requirement of arbitration in writing, then the dispute with respect to which the arbitration is waived shall be resolved in the United States District Court for the District of South Carolina, Columbia Division.

                  IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above, confirms his or its agreement to become a General or Limited Partner, as the case may be, of the Partnership, agrees to be bound by this Agreement and acknowledges the appointment of attorneys-in-fact as set forth herein, and swears that the statements set forth herein are true and correct.

                 GENERAL PARTNER:

                 COALTECH LLC, an Illinois limited liability company

                 By:
                    --------------------------------------------------
                    Name:
                         ---------------------------------------------
                    Title:
                          --------------------------------------------

                 Address:  823 McCalls Mill Road
                              Lexington, Kentucky 40515

                 LIMITED PARTNERS:

                 USA COAL LP, an Illinois limited partnership

                 By:    USA COAL LLC, an Illinois limited liability company


                          By:
                             -----------------------------------------
                          Name:
                               ---------------------------------------
                          Title:
                                --------------------------------------

                 Address:  The Gallagher Center
                              Two Pierce Place
                              Itasca, Illinois 60143

         SOUTH CAROLINA ELECTRIC & GAS COMPANY, a South Carolina corporation


                 By:
                    --------------------------------------------------
                    Name:
                         ---------------------------------------------
                    Title:
                          --------------------------------------------

                 Address:  1426 Main Street

                    Mail Code 130
                    Columbia, South Carolina 29218

161



                                                      EXHIBIT A

                                              ------------------------

                                          AGREEMENT OF LIMITED PARTNERSHIP

                                            General Partner's Management
                                               Duties and Restrictions


                  Project Operation: The General Partner hereby agrees to operate, or cause to be operated on behalf of the Partnership, the Project for the production of Synfuel using Coal Fines and to enter into agreements as required to supply for the delivery of raw materials to the Project and to arrange for the sale of product from the Project.

                  Environmental Law Compliance: The General Partner hereby agrees to make any and all improvements and modifications necessary to bring and maintain the Site in accordance with all applicable Environmental Laws and the regulations promulgated.

                  Exclusive Maintenance, Operation and Maximization: The General Partner hereby agrees to exclusively perform or cause to be performed all design, engineering, and installation work necessary to maintain, operate and maximize the efficiency of the Project.

                  The General Partner hereby agrees to make or cause to be made such evaluations and conduct such exploration and tests of the Site (including procurement of necessary testing permits, examination of Site data and conditions, layout of potential equipment and facility locations, utility needs, drilling analysis of Coal Fines, and Coal Fines kinetics), to determine the feasibility of producing Synfuel from Coal Fines at the Project.

                  Site and Technology Inspection and Acceptance: The General Partner hereby agrees that it has had a reasonable opportunity to inspect the Site and the Equipment and accepts the responsibility for maintenance and operation of said Project during the term of this Agreement "As Is" with no warranties or representations offered by any party, whatsoever.

                  The General Partner hereby agrees that the Site is suitable and fit for the purposes intended for the General Partner's use as directed by this Agreement.

                  Liability: The General Partner agrees that it shall be at all times solely responsible for itself, its employees, and agents, regarding workmanship, accidents, injuries, wages, supervision and control. The General Partner shall employ only competent workers and supervisors.

                  The General Partner hereby agrees, at the Project, to accept title, sole responsibility and to individually assume all risk of loss for any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including injuries or damage of third parties or employees of any Limited Partner, and/or the General Partner and employees of their subcontractors, occasioned wholly or in part by any act or omission of the employees of the General Partner or its subcontractors or of anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, resulting from or arising out of any of the activities of the General Partner, its employees, or any subcontractors or their employees, pursuant to this Agreement, whether or not such injuries or damage are occasioned in part by a Limited Partner, its officers, employees, agents or subcontractors.

                  The General Partner further agrees, at the Site, to individually assume all risk of loss for any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including injuries or damage of third parties or employees of a Limited Partner and employees of subcontractors, occasioned wholly or in part by any act or omission of the General Partner, its subcontractors or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable which cause or create pollution, contamination or adverse effects on the environment, due to, but not limited to, the disposal, discharge, escape, dispersal, release or saturation of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids, gases, or hazardous substances (as defined in any hazardous materials or hazardous substances laws), into the atmosphere, or on, onto, in or into the surface or subsurface soil, groundwaters, or surface waters whether or not such injuries or damage are caused in part by a Limited Partner, its officers, employees, agents or subcontractors.

                  The General Partner further agrees, at the Site, at its sole cost and expense, to unconditionally indemnify, defend and hold each Limited Partner, its directors, officers, employees and agents harmless against any loss, liability, damage (whether direct or consequential), expenses, claims, penalties, fines, injunctions, suits, proceedings, disbursements or expenses (including, without limitation, attorneys' and experts' fees and disbursements and court costs) (collectively, the "Liabilities") arising under any hazardous material law, or any other Liabilities which may be incurred by or asserted against such Limited Partner directly or indirectly resulting from the General Partner's performance under this Agreement or the release of all or any part of the hazardous material prior to the completion of the General Partner's performance under this Agreement, to the extent that the release results from any cause.

                  A Limited Partner may require the General Partner to assume the burden and expense of defending all suits, administrative proceedings and disputes of any description with all persons, entities, political subdivisions or government agencies arising out of the matters to be indemnified under this Agreement. The General Partner shall pay, promptly upon entry, any nonappealable order, judgment or other final resolution of any claim or dispute arising out of the matters indemnified under this Agreement and shall pay promptly when due any fines, penalties or agreed settlements arising out of the matters indemnified under this Agreement. In the event that such payment is not made, any Limited Partner, at its sole discretion, may proceed to file suit against the General Partner to compel such payment.

                  The General Partner shall also pay to or on behalf of each Limited Partner all amounts which such Limited Partner is required to pay under any law imposing liability without regard to fault as generator of the hazardous material for the environmental cleanup of any location (other than the Site) where the hazardous material has been placed, stored, or disposed of in the performance of the environmental services or any other site to which the hazardous material has migrated.

                  Proprietary Information: The General Partner agrees, recognizes and acknowledges that certain information considered to be proprietary or confidential by a Limited Partner, including but not limited to contractual information, trade secrets, computer codes, formulas, methods, inventions and devices that are or may be in the future developed, used by or in the possession of a Limited Partner, constitutes a valuable, special and unique asset of such Limited Partner or its other vendors. The General Partner shall not, without written permission of such Limited Partner, disclose such proprietary or confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by the General Partner of the provisions of this paragraph, a Limited Partner shall be entitled to an injunction restraining the General Partner from so doing. Nothing herein shall be construed as prohibiting a Limited Partner from pursuing any other remedies available to such Limited Partner for such breach or threatened breach.

                  The General Partner agrees to furnish each Limited Partner copies of all approvals and permits necessary for the maintenance and operation of the Project at the Site.

                  Protection of Employees and Public: The General Partner represents and warrants that:
                  ----------------------------------

                  The General Partner is familiar with the Site and its environment, and shall inspect at all times its activities to discover and promptly take all precautions and remedies necessary to protect and warn all employees and third parties against existing conditions or conditions created which may involve risk of bodily harm or property damage of all persons, including employees or property of any Limited Partner, and third parties.

                  The General Partner is in full compliance with all requirements of federal, state and local safety standards, codes and regulations ("Laws"), including those Laws applicable to the protection of the Limited Partners and the General Partner's employees and members of the public. Said Laws include, but are not limited to the Occupational Safety and Health Act of 1970 as amended, and those prohibiting discrimination against any employee or applicant for employment because of race, creed, color, sex, national origin, age or disability.

                  The General Partner will comply fully with all federal and state unemployment insurance laws and federal Social Security laws and to make such reports and payments as are required.

                  The General Partner will comply fully with all applicable workers' compensation laws and all requirements of state or federal Environmental Laws including environmental protection agencies rules and regulations.

                  Hazard Communications: The General Partner shall comply with all applicable hazard communication requirements of the Occupational Safety and Health Administration (OSHA). The General Partner shall provide Materials Safety Data Sheets for any hazardous chemicals brought onto the Site by the General Partner. In addition, the General Partner shall provide the necessary information and training to its employees on each hazardous chemical to which they may be exposed on the Site. Suggestions for appropriate protective measures in handling those hazardous chemicals shall also be exchanged between the parties, at the General Partner's request.

                  Damages: Upon discovering any breach of this Agreement by the General Partner, the Limited Partner, individually or collectively, may pursue any and all remedies available under law, including, but not limited to, removing the General Partner from its position as such pursuant to Section 10.11 of this Agreement, and/or requiring the General Partner to replace defective materials, equipment and goods, to correct the defects or to replace or repair any materials, equipment, goods, or other property damaged.

                  Subject to statutes of limitations, each Limited Partner may pursue the remedies provided above at any time following the date a breach of this Agreement is discovered or, by exercise of reasonable diligence, could have been discovered.

                  No agreement varying or extending any warranties or remedies herein will be binding unless in writing and agreed to by the parties.

                  Compliance with Laws: The General Partner shall execute its services and conditions as specified in this Agreement in compliance with any and all federal, state and local laws and regulations applicable, including but not limited to hazardous material and Environmental Laws, and will have obtained and maintain all licenses, approvals and permits required by law to engage in the activities necessary to perform the services and conditions required by this Agreement.

163


                                    EXHIBIT B

                           ---------------------------

                        AGREEMENT OF LIMITED PARTNERSHIP

                            Description of Equipment

                                                                EXHIBIT B

         The property transferred consists of one double line facility to process fine coal into a synthetic fuel. The facility was built under Gencor Job numbers 59213 and 59621 and includes the following equipment:

--------------------------------------------------------------------------------

                 ITEM                        EQUIPMENT SERIAL NUMBER
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            2 BIN COAL FEED                   2BCF - 59213 -98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        30" X 68' ACCESS CONV.                     30598C-59621
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         30" X 75' SCALE CONV.              V3075SC - 59213 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        30" X 13' ACCESS CONV.            V3013BC - 59621 - 98 - NA - 1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        30' X 13' ACCESS CONV.            V3013BC - 59621 - 98 - NA - 2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        4' X 12' SD VIB SCREEN               V412SD - 59621 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                MAGNET                      MAG 4242 - 59621 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            METAL DETECTOR                    MD36 - 59213 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 AUGER                      10X10 SC - 59213 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 AUGER                     10X10 SC2 - 59213 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             PUGMILL MIXER                  S250CAR - 59621 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             PUGMILL MIXER                  S250CSST - 59621 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        30" X 128' WASTE CONV.            W30128BC - 59621 - 98 - NA -1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     30" X 80" DISCHARGE CONVEYOR           D3080BC - 59621 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       30" X 100' STACKER CONV.             S30100BC - 59621 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          PELLET MILL 1 NORTH                         399188
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          PELLET MILL 2 SOUTH                         399189
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           PELLET DRYER (2)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           DUCTWORK & STACKS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       12" X 36" CONTROL CENTER              CC1236 - 59621 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              BINDER TANK                          2 SETS - 730
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               ACID TANK
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            AIR COMPRESSOR                            84546
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         AIR COMPRESSOR DRYER                     0338-3-9801-2N
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       PUMP PALLET - CONDITIONER
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         PUMP PALLET - BINDER
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          PUMP PALLET - WATER
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     PUMP PALLET -BINDER UNLOADING
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        DEIONIZED WATER SYSTEM
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 12' X 24' BUILDING W/AIR & WTR SYSTEM       BLD1224 - 9621 - 98 - NA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------